EXHIBIT (a)(1)(D)

LTC PROPERTIES, INC.
300 ESPLANADE DRIVE, SUITE 1860
OXNARD, CALIFORNIA 93036

OFFER TO PURCHASE FOR CASH
UP TO 1,500,000 SHARES OF COMMON STOCK
OF
LTC PROPERTIES, INC.
AT
$8.50 NET PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., EASTERN TIME, ON MONDAY, OCTOBER 21, 2002,
UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing the material listed below relating to the Offer by LTC Properties, Inc, a Maryland corporation (the “Company”), to purchase up to 1,500,000 shares of its common stock, par value $.01 per share, at a price of $8.50 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer To Purchase dated September 23, 2002 and the related Letter Of Transmittal (which together constitute the “Offer”).

We are asking you to contact your clients for whom you hold shares registered in your name (or in the name of your nominee) or who hold shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will not pay any brokers, dealers and other persons for soliciting tenders of shares pursuant to the Offer. We will pay each broker through which shares are tendered pursuant to this Offer a commission of $.05 for each share actually purchased pursuant to the Offer. The Company will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all stock transfer taxes on its purchase of shares, subject to Instruction 7 of the Letter Of Transmittal.

Enclosed herewith are copies of the following documents:

1.    Offer To Purchase, dated September 23, 2002;

2.    Letter Of Transmittal;

3.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

4.    Notice Of Guaranteed Delivery;

5.    Form of letter which may be sent to your clients for whose account you hold shares in your name or in the name of your nominee, with space provided for obtaining such clients instructions with regard to the Offer; and

6.    Return envelope addressed to the Depositary.

We urge you to contact your clients promptly. Please note that, unless extended, the Offer, proration period and withdrawal rights will expire at 5:00 P.M., Eastern time, on Monday, October 21, 2002.

The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

As described in the Offer To Purchase, if more than 1,500,000 shares are validly tendered and not withdrawn prior to the “Expiration Date,” as defined in Section 1 of the Offer To Purchase, the Company will accept shares for purchase in the following order of priority:

(a)  first, at the Company’s election, all shares properly tendered and not validly withdrawn prior to the Expiration Date by any stockholder who owns, beneficially or of record, an aggregate of less than 100 shares of common stock (an “Odd Lot Holder”) who (i) tenders all such shares beneficially owned by Odd Lot Holder (tenders of less than all shares owned by such stockholder will not qualify for this possible preference); and (ii) completes the section captioned “Odd Lots” on the Letter Of Transmittal and, if applicable, on the Notice of Guaranteed Delivery;

(b)  second, all shares tendered properly and unconditionally and not validly withdrawn prior to the Expiration Date, on a pro-rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in Section 1 and Section 5 of the Offer To Purchase; and all shares conditionally tendered in accordance with Section 5 of the Offer To Purchase for which the condition was satisfied; and

(c)  third, if necessary, shares conditionally tendered for which the condition was not satisfied initially selected by lot at random in accordance with Section 5 of the Offer To Purchase.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN NOTIFIED THAT NONE OF ITS DIRECTORS AND EXECUTIVE OFFICERS WHO OWN SHARES WILL PARTICIPATE IN THE TENDER.

Additional copies of the enclosed material may be obtained from Georgeson Shareholder or from the Company. Any questions you may have with respect to the Offer should be directed to Georgeson Shareholder collect at (212) 440-9800 or to the LTC Properties, Inc. at 300 Esplanade Drive, Suite 1860, Oxnard, California 93036, or by telephone at (805) 981-8655.

Very truly yours,

Andre C. Dimitriadis
Chairman, President and
Chief Executive Officer

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE COMPANY OR THE DEPOSITARY, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.